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                      September 15, 2020

       Nick Luff
       Chief Financial Officer
       RELX PLC
       1-3 Strand
       London
       WC2N 5JR
       England

                                                        Re: RELX PLC
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-13334

       Dear Mr. Luff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing